Exhibit 99.1

Great Western Bancorp, Inc. Announces Amendment to Stock Repurchase Program

SIOUX FALLS, SD - September 3, 2019 - Great Western Bancorp, Inc. (the “Company”) (NYSE:GWB), the parent company of Great Western Bank (www.greatwesternbank.com), announced today that the Board of Directors has approved an amendment to the stock repurchase program originally approved on October 26, 2016, which authorized the Company to repurchase up to $100 million of its common stock. To date, the Company has repurchased approximately $100 million of its common stock under the program. Under the amendment, the Company may repurchase up to an additional $75 million of its common stock. The repurchase program permits shares to be repurchased in open market, including pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.

Repurchases may be made at management’s discretion at prices management considers to be attractive, subject to the availability of stock, general market conditions, the applicable trading price, future alternative advantageous uses for capital, and the Company’s financial performance. Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

“The Board’s adoption of this amendment to the repurchase program is an important option within our overall capital management strategy and reflects our continued commitment to maximize shareholder returns and proactively manage capital,” said President and Chief Executive Officer Ken Karels.

The repurchase program has no time limit and may be suspended, terminated or modified at any time for any reason, including market conditions, the cost of repurchasing shares, the availability of alternative investment opportunities, liquidity, and other factors deemed appropriate. These factors may also affect the timing and amount of share repurchases. The repurchase program does not obligate the Company to purchase any particular number of shares. Any shares acquired will be canceled and become authorized but unissued shares, available for future issuance.

About Great Western Bancorp, Inc.

Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. The bank services its customers through more than 170 branches in nine states: South Dakota, North Dakota, Minnesota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. To learn more about Great Western Bank visit www.greatwesternbank.com.

Forward Looking Statements

The materials posted may contain forward-looking statements, including guidance, involving significant risks and uncertainties, which will be identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "should," "is likely," "will," "going forward" and other expressions that indicate future events and trends and may be followed by or reference cautionary statements.

A number of factors could cause actual results to differ materially from those in the forward-looking information. These factors are outlined in our most recent earnings press release and in more detail in our most current 10-Q and 10-K filings. Great Western Bancorp, Inc. disclaims any obligation to update any of the forward-looking statements that are made from time to time to reflect future events or developments or changes in expectations.

Great Western Bancorp, Inc.

Investor Relations Contact:
Peter Chapman, 605-373-3198
peter.chapman@greatwesternbank.com